[WORLDWATER & SOLAR TECHNOLOGIES CORP.
                                 LETTERHEAD]






                                        May 9, 2008




Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:     WORLDWATER & SOLAR TECHNOLOGIES CORP.
        PRELIMINARY PROXY MATERIALS FILE NO. 0-16936

Ladies and Gentlemen:

     WorldWater & Solar Technologies Corp. (the "Company") hereby acknowledges that:

     (i) the Company is responsible for the adequacy and accuracy of the disclosure in the above-captioned filing;

     (ii) staff comments or changes to disclosure in response to staff comments do not foreclose the Securities and Exchange Commission from taking any action with respect to the filing; and

     (iii) the Company may not assert staff comments as a defense in any proceeding initiated by the Securities and Exchange Commission or any person under the federal securities laws of the United States.

                                        Very truly yours

                                        /s/ Frank W. Smith

                                        Frank W. Smith
                                        Chief Executive Officer